Exhibit 5.1

OPINION OF GENERAL COUNSEL

March 19, 2013

E*TRADE Financial Corporation

1271 Avenue of the Americas, 14th Floor

New York, New York 10020

Ladies and Gentlemen:

E*TRADE Financial Corporation, a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (File No. 333-181390) (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), certain securities, including 27,394,448 shares of common stock (the “Shares”), par value $0.01 per share of the Company. The Shares are to be sold by Citadel Equity Fund Ltd. pursuant to an underwriting agreement dated March 13, 2013 among the Company, Citigroup Global Markets Inc. and Citadel Equity Fund Ltd.

As the General Counsel, I have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary or advisable for the purpose of rendering this opinion.

In my examination of such documents and certificates and other documents, I have assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of representatives of the Company), the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as copies and the authenticity of the originals of such documents.

Based upon the foregoing, I advise you that, in my opinion, the Shares are validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware.

I hereby consent to the filing of this opinion as an exhibit to the report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement referred to above. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

2	March 19, 2013

Very truly yours,

/s/ Karl Roessner

Karl Roessner

General Counsel

E*TRADE Financial Corporation